EXHIBIT 10.3

                           U.S. DISTRIBUTION AGREEMENT

     THIS AGREEMENT is effective this 1st day of August, 1999, by and between Spectra Products Inc. (herein after referred to as "SPI"), a corporation located at 41 Horner Avenue, Unit #2, Etobicoke, Ontario and Trancom Industries, Inc., (herein after referred to as "the Distributor"), a corporation located at 44 East Mifflin Street, Suite 1000, Madison, WI 53703.

WITNESSETH:

     WHEREAS SPI has the exclusive rights for all of the United States to make, market, distribute, sell and promote Brake Safe(TM) a visual brake stroke indicator;

     WHEREAS SPI and Distributor wish to enter into this agreement to provide for Distributor to assist SPI in locating buyers who wish to purchase its Brake Safe(TM) Visual Brake Stroke Indicator on the terms and conditions set forth below;

     NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by each of the parties, SPI and Distributor hereby agree as follows:

1.   AGREEMENT

     This is an agreement for the marketing, distribution, sales and promotion of the Brake Safe(TM) products manufactured by SPI (the "Products"). The description and identification of the Products appear on Schedule "A" attached hereto.

     1.1 TerritoryThe Distributor has requested that SPI grant distributor rights on a non-exclusive basis for the Products for all markets within the United States including all states (herein after referred to as "the Territory"). The markets will include all Government, Trucking and Bus transportation segments. The Distributor will stock sufficient Products to meet the needs of its customers and its distribution network.

2.   SPI OBLIGATIONS

     2.1  SPI will:

          (a)  sell the Products to Distributor as provided in Schedule "A";

          (b) provide technical assistance and advice to Distributor with respect to sales of the Products;

          (c) provide necessary sales aids and technical documentation at SPI's collateral materials price schedule as provided in Clause 12.9;

          (d) assist in the presentation of training seminars and trade shows as provided in Clause 12.8; and



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                                      - 2 -

          (e) have in full force a liability insurance policy in an amount SPI deems necessary to hold harmless and indemnify Distributor from any and all claims arising from manufacturer's defects. SPI will provide the Distributor with a certificate of liability insurance providing liability coverage of two million dollars naming Distributor as an insured party.

     2.2 SPI reserves the right to provide direct customer support in those cases where so requested by the customer and/or where Distributor fails to adequately support the customer.

     2.3 SPI will support the Distributor by referring United States inquiries for Brake Safe and the related Products described in Schedule "A", including fleet and distribution requests, to the Distributor.


3.   DISTRIBUTOR'S OBLIGATIONS

     3.1 Distributor will purchase, promote, sell, distribute, market and stock the Products as specified in Schedule "A".

     3.2 Distributor will maintain a professional place or places of business suitable for a distributor of the Products, and will operate such a place of business in the manner and during the hours in accordance with good industry practice.

     3.3 Distributor will not market, distribute, sell or promote other products similar in use and function to the Products during the term of the Agreement.

     3.4  All transactions under this agreement shall be in U.S. dollars.

     3.5 Distributor, at its own cost, shall maintain comprehensive general liability insurance including completed operations liability insurance and all-risk type property insurance in form and with amount and with an insurer reasonably satisfactory to SPI, the amount of such insurance not to be less than $1,000,000 for each occurrence, with no amount deductible.

     3.6 The Distributor will not make, attempt to make, or knowingly allow to be made alterations and/or improvements to the Products.

4.   USE OF SPI TRADEMARKS

     4.1 Distributor agrees not to use SPI trade-marks (whether registered or not), or trade-marks similar thereto in Distributor's trade name and/or otherwise use SPI trademarks, without the prior written consent of SPI.

     4.2 The Distributor subject to the provisions of the Agreement agrees to use the trademarks only in connection with the Products and the advertising and promotion thereof and for no other reason and in the use of the trademarks, to comply with all applicable laws, regulations, rules and orders.


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                                      - 3 -

     4.3 The Distributor should not use or permit the use of the SPI trademarks or any part thereof anywhere outside the Territory without the prior written consent of SPI.

5.   ORDERS AND SHIPMENTS OF PRODUCTS

     5.1 SPI will endeavour to fill Distributor's orders promptly, but shall not be liable for any loss or damage due to delay in shipment for any reason or because of failure to ship. Upon acceptance of the order, SPI will endeavour to fill the order in due course, taking into consideration any back orders that may exist and its other business. SPI will normally fill orders in the sequence of which the orders are submitted to SPI (first in, first out).

     5.2 The Distributor will place orders for the Products with SPI and will endeavor to provide SPI with a four week lead time for shipment of such orders.

     5.3 All orders from the Distributor to SPI shall be subject to the terms and conditions set forth in Schedule "B", which terms and conditions may be amended from time to time by SPI as provided for herein and shall be deemed to be incorporated in this Agreement as fully as if set forth herein in their entirety.

     5.4 The terms and conditions set forth in this Agreement and those set forth in the Schedules attached hereto shall prevail notwithstanding the terms and conditions on any other submitted by Distributor.

     5.5 Upon shipment or fulfilment of an order, orders may be cancelled only with SPI's written consent and upon payment of reasonable and proper cancellation charges, including cost of placing returned goods in saleable condition.

6.   PRICING/LEADTIME/TERMS


     6.1 SPI will sell Brake Safe to the Distributor at a preferred distributor price of $18.50 U.S. per axle (1/2 inch clevis pins) and $19.75 U.S. per axle (5/8 inch clevis pins). Custom products will be priced as set forth in Schedule "B" as may be amended under the provisions of this agreement. The suggested manufacturer's list price for Brake Safe is $33.00 U.S. per axle.


     6.2 The Distributor is free to establish a suggested list price for the sale of the Brake Safe product line consistent with the Distributor's trade practices. However, the Distributor will advise its dealers of the appropriate market level pricing suggested by SPI.

     6.3 SPI will hold the distributor price firm for a period of 12 months commencing the effective date of this Agreement except as provided herein. During this period, SPI shall limit its price increases to increased cost of raw materials and labour incurred by SPI in the manufacture of the Brake Safe product line. In the event of a price increase, SPI will provide the Distributor with 60 days advance notice.




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                                      - 4 -

     6.4 All prices will be in U.S. dollars, FOB SPI's warehouse. Payment shall be made in full within 30 days of Distributor receiving SPI's invoice. In the event Distributor submits payment within 10 days of receiving SPI's invoice, said invoice shall be discounted 2%.

7.   ANNUAL VOLUME REBATE

     SPI will provide the Distributor with an annual volume rebate based on the total number of axles purchased during each year of the term of the distribution agreement. The rebate will be paid within 60 days of verification of annual purchase quantities. For purposes hereof a "year" shall mean a 12 month period commencing on the effective date hereof or on the anniversary hereof. The volume rebate is as follows:

         TOTAL QUANTITY PURCHASED           PERCENTAGE DISCOUNT

             60,000 axles                        3.0%
            100,000 axles                        5.0%
            150,000 axles                        7.5%
            210,000 axles                       10.0%

8.   WARRANTY OF SPI

     8.1 SPI will extend to the customers of Distributor only the warranty given by SPI to Distributor as set forth in Schedule "C" to this Agreement and Distributor is not authorized or empowered to make any changes thereto.

     8.2 SPI will indemnify, defend and hold Distributor harmless from any and all claims, damages, losses and expenses, including reasonable attorney's fees and costs sustained by Distributor as a result of defect or alleged defects in the Products sold to Distributor by SPI.

9.   INDEMNIFICATION

     9.1 Distributor shall indemnify and hold SPI harmless from any and all liability excluding product liability (including legal fees due to litigation or the threat thereof), resulting from an act, omission, statement or coneuct by, through or under the Distributor in the performance of its rights and obligations under this Agreement. This includes any action arising from the use of the trade-marks or trade name "Brake Safe".

     9.2 SPI shall indemnify and hold Distributor harmless from any and all liability arising from claims or allegations that the patents issued to SPI infringe upon a third party's patent or patents. In the event SPI is prevented from selling the Products to Distributor, SPI agrees to sell to Distributor, if Distributor so elects, the Schandelmeier brake adjustment gauge or a product similar to the Products. Alternatively, in such an event, this Agreement may be terminated by Distributor, and if so terminated SPI and Distributor shall owe no further obligation to one another. At no additional cost to Distributor, Distributor shall co- operate with SPI in the defence of any such action including furnishing witnesses, records and information regarding such alleged infringement.



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                                      - 5 -

     9.3 With respect to any patents which may be issued regarding the Products, if any such patent is infringed by a third party, SPI shall, at SPI's own expense, take all steps which SPI deems reasonable in order to terminate or abate the infringement. Distributor shall promptly notify SPI in writing of any infringement of the right, ownership or title of SPI pertaining to any patent issued with respect to the Products which comes to the attention of Distributor. Any damages, costs or other compensation awarded as a result of the infringement will belong to SPI. Provided there is no additional cost to Distributor, Distributor shall cooperate with SPI in furnishing witnesses, records and information for any legal proceedings regarding such infringement.

10.  EFFECTIVE DATE AND TERM

     10.1 The term of this Agreement shall commence as of August 1, 1999 and shall be effective thereafter for an initial term of 5 years thereafter, and will continue thereafter in effect until terminated by either party as provided for herein.

     10.2 This Agreement may be terminated without cause by Distributor upon Distributor providing notice in writing of the termination, such termination to be effective 90 days from receipt by SPI of such notice.

     10.3 This Agreement may be terminated by SPI in its sole discretion, without prior written notice, in the event that:

          (a)  Distributor files a voluntary action in bankruptcy;

          (b)  Distributor makes any assignment for the benefit of creditors; or

          (c)  Distributor  breaches the  provisions  set out in Clauses 3.3 and
               3.6 herein.

     10.4 This Agreement may also be terminated by SPI in the event of: (i) breaches by Distributor in the provisions set out in Clause 3.1; or
          (ii) a breach or default by Distributor of any other provision of this Agreement, provided that Distributor shall have 30 days to cure such breach or default upon written notice by SPI of such breach or default. In the event that Distributor fails to cure such breach or default within such 30 days period, SPI may terminate this Agreement without further notice.

11.  RIGHTS UPON TERMINATION

     11.1 Upon termination of this Agreement by SPI pursuant to Section 10, SPI will purchase from Distributor any and all current Products, described in Schedule "A", which Distributor has not sold, at the net price paid by Distributor less any amount due and owing SPI by Distributor;

     11.2 In the event of termination of this Agreement by Distributor, SPI may, at its option, purchase all or some of the Products at the net price paid by Distributor less:

               (a) the greater of 20% of then current price to the Distributor and SPI's then current restocking charge;

               (b)  Transportation   from   Distributor's   location   to  SPI's
                    warehouse at Distributor's cost, and


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                                      - 6 -

               (c)  Any amount due and owing to SPI by Distributor.

     11.3 Notwithstanding the above, SPI shall have no obligation to purchase any Products which are not contained in full master cartons of 12 units per carton.

12.  RETURNS

     12.1 SPI will permit the Distributor to return goods in unused condition, freight prepaid, for full credit less a 20 percent restocking charge at any time. No restocking charges will apply to Products returned resulting from warranty claims, product design charges or obsolescence provided that such returns are made within six (6) months of written notification by the Distributor to SPI of Product returns relating to warranty, design changes and obsolescence.

13.  GENERAL

     13.1 This Agreement cannot be assigned or transferred by Distributor, nor shall Distributor delegate all or part of its duties hereunder, without the written consent of SPI and any such purported assignment, transfer or relegation is null and void. SPI may assign this Agreement to any successor by reason of corporate acquisition or merger.

     13.2 No waiver by SPI of any breach or default of the performance of any part of this Agreement by Distributor shall be deemed to be a waiver of any subsequent breach or default.

     13.3 No representation or statement not contained in this Agreement shall be binding upon SPI as a warranty or otherwise and this Agreement shall not, except as specifically set forth herein, be modified or amended unless by a writing executed by an officer, partner or proprietor for the party against whom the modification or amendment is sought to be enforced.

     13.4 In case one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     13.5 This Agreement shall be subject to and shall be construed and enforced in accordance with the domestic laws of the Province of Ontario, Canada. The parties hereby irrevocably attorn to the jurisdiction of the Courts of Ontario.

     13.6 This Agreement constitutes the entire Agreement between SPI and Distributor with respect to the subject matter hereof and supersedes all prior and contemporaneous statements, promises, understandings or agreements.

     13.7 Any notice, request, consent or other communication required or desired to be given by one party hereto to the other under this Agreement shall be in writing and shall for all purposes be deemed to be fully given and received if and when received by personal delivery or eight days after posting by prepaid registered mail, return receipt requested, or by 10:00 a.m. the next ordinary business day if by cable, telegram, facsimile or telex, addressed to the party to be notified at the respective address of such party as set forth herein unless and until other addresses are supplied in writing by the parties:


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                                      - 7 -


                  For SPI:             41 Horner Avenue, Unit 2
                                       Etobicoke, Ontario M8Z 4X4
                                       Attention:  Michael R. Faye
                                       Telecopier: 416-252-2410

                  For Distributor:     44 East Mifflin Street, Suite 1000
                                       Madison, WI
                                       53703
                                       Attention: Michael Brozek
                                       Telecopier: 608-251-0261

     13.8 SPI will provide initial and periodic training of the Distributor's Sales agents and sales support subject to mutually acceptable scheduling. SPI will provide training on a no charge basis when scheduled locally in the Toronto area on a central basis. For training and sales support necessitating travel outside the general Toronto area, the Distributor will pay reasonable travel, accommodation and meal costs for SPI's designated trainer.

     13.9 SPI will supply the Distributor its current collateral materials at its published prices. SPI will provide a Brake Safe sales video, for use by the Distributor and will supply the Distributor with one master copy at no charge.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 28th day of July, 1999 by their duly authorized signatories.

                              SPECTRA PRODUCTS INC.

/s/ Dan Daey                  Per: /s/ Michael Faye
-----------------              --------------------------
                                     Title: Vice-President

/s/ Dan Daey                  Per: /s/ Andrew Malion
-----------------              --------------------------
                                     Title: President


                            TRANCOM INDUSTRIES, INC.

/s/ Kineha Frei               Per: /s/ Michael Brozek
-----------------              --------------------------
                                     Title: President


Schedules:        A The Products; B Terms; C Warranty



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                                      - 8 -


                                  Schedule "A"

     SPI will sell to Distributor its full line of visual brake stroke indicators as set forth below and as amended from time to time.

Power Units
Product Code               Units     Description
--------------             -----     -------------
PU242                      2         Type 16, 20, 24 chambers; 1/2" clevis pin

PU242-58                   2         Type 16, 20, 24 chambers; 5/8" clevis pin

PU250LS                    2         Type 24LS square port long stroke chamber;  1/2" clevis pin

PU250LS-58                 2         Type 24LS square port long stroke chamber;  5/8" clevis pin

PU302                      2         Type 30 chamber and long stroke type 16L, 20L, 24L; 1/2"
                                     clevis pin

PU302-58                   2         Type 30 chamber and long stroke type 16L, 20L, 24L; 5/8"
                                     clevis pin

PU302E                     2         Type 30 chamber; 1/2" clevis pin; camel back, custom
                                     applications

CP302                      2         Type 30 chamber; clamp push rod indicator pin (transit bus extended push rod application)

CLVS58                     6         Clevis pins per bag 5/8" diameter

CLVS12                     6         Clevis pins per bag 1/2" diameter


Trailer Units
--------------             -----     -------------
TL250LS                    2         Type 30LS square port long stroke chamber;  1/2" clevis pin

TL250LS-58                 2         Type 30LS, square port long stroke chamber; 5/8" clevis pin

TL250LS-CP                 2         Type 30 square port long stroke chamber; clamp push rod
                                     indicator pin (Intraax and extended push rod applications)




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                                      - 9 -


Trailer Units
Product Code               Units     Description
--------------             -----     -------------
TL302                      2         Type 30 chamber; 1/2" clevis pin

TL302-58                   2         Type 30 chamber; 5/8" clevis pin

TL302-CP                   2         Type 30 chamber; clamp push rod indicator pin (Intraax and extended push rod applications)

TL302S                     2         Type 30 chamber; 1/2" clevis pin shorter trailer bracket
                                     custom applications

CLVS58                     6         Clevis pin, 5/8" diameter

CLVS12                     6         Clevis pin, 1/2" diameter




Bulk Packaging of 25 axles per carton is available upon request.













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                                     - 10 -



                                  Schedule "B"

     SPI and Distributor agree that Distributor will purchase Brake Safe(TM) products at prices set forth below and as may be amended from time to time by SPI, to reflect increases in the cost of production for the same as provided for in this Agreement.


         Product Code                   Price
        --------------                 ---------

         PU242                         $18.50
         PU242-58                      $19.75
         PU250LS-58                    $19.75
         PU250LS                       $18.50
         PU302                         $18.50
         PU302-58                      $19.75
         PU302E                        $23.50
         TL250LS                       $18.50
         TL250LS-CP                    $23.50
         TL250LS-58                    $19.75
         TL302                         $18.50
         TL302-CP                      $23.50
         TL302-58                      $19.75
         TL302S                        $23.50
         CP302                         $23.50
         CLVS58                        $12.00
         CLVS12                        $12.00
         BPU242                        $18.50 per axle (25 per master ctn)
         BPU302                        $18.50 per axle (25 per master ctn)
         BTL302                        $18.50 per axle (25 per master ctn)
         B175                          $ 4.40
         B200                          $ 4.40
         B250                          $ 4.40
         YP1                           $ 2.50 (25 per bag)
         RP1                           $ 2.50 (25 per bag)



o All prices are U.S. dollars FOB Toronto, Ontario and exclude applicable taxes
o Payment Terms are Net 30 days; 2% Net 10.










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                                     - 11 -


                             Schedule "C" - Warranty

     SPI will warranty its Brake SafeTM products purchased from Distributor by Distributor's customers under the terms and conditions set forth hereunder: